UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 11, 2009

Finlay Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25716	13-3492802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Fifth Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 808-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information contained in Item 5.02 regarding the Retention Bonus Agreement (as hereinafter defined) is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

Retention Bonus Agreement with Arthur E. Reiner

On March 11, 2009, Arthur Reiner, the current Chief Executive Officer of Finlay Fine Jewelry Corporation (the “Corporation”) and Finlay Enterprises, Inc., the parent of the Corporation (“Finlay Enterprises” and, collectively with the Corporation, the “Companies”), entered into the letter agreement, effective as of March 6, 2009 (the “Retention Bonus Agreement”). The purpose of the Retention Bonus Agreement, which had previously been approved by the Boards of Directors of the Companies, was to set forth the terms of Mr. Reiner’s eligibility to receive two retention bonus payments, each in the amount of $500,000.00. The first $500,000.00 payment is to be made in consideration of Mr. Reiner’s continued employment with the Companies within five days following the effective date of the Retention Bonus Agreement, and the second $500,000.00 payment is to be made upon the earlier of (i) April 1, 2009 and (ii) the consummation of the sale of certain inventory, fixtures and related assets of the Corporation, provided that Mr. Reiner has been continuously employed by the Companies from the effective date of the Retention Bonus Agreement through the payment date. The Retention Bonus Agreement also provides for the waiver of approximately $2,000,000 in certain severance benefits to which Mr. Reiner would otherwise have been entitled under the terms of his employment agreement, dated as of January 30, 2005 (the “Employment Agreement”) among the Companies and Mr. Reiner.

The foregoing description of the Retention Bonus Agreement is only a summary and is qualified in its entirety by reference to the Retention Bonus Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Retention Bonus Agreement, dated March 11, 2009, among Arthur E. Reiner, Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY ENTERPRISES, INC.

Date: March 11, 2009	By:	/s/ Bruce E. Zurlnick

Bruce E. Zurlnick
Senior Vice President, Treasurer and Chief Financial Officer